Exhibit 99.1
[Servotronics, Inc. Letterhead]

1110 Maple Street ◆ P.O. Box 300  ◆ Elma, New York 14059-0300  ◆ 716-655-5990  ◆ FAX 716-655-6012

November 11, 2010
SERVOTRONICS, INC. ANNOUNCES
THIRD QUARTER AND NINE MONTH RESULTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2010

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported net income of $1,606,000 (or $0.82 per share Basic, $0.75 per share Diluted) on revenues of $23,433,000. The comparable net income for the same nine month period of 2009 was $1,668,000 (or $0.86 per share Basic, $0.81 per share Diluted) on revenues of $24,868,000.  Net income for the three month period ended September 30, 2010 was $205,000 (or $0.10 per share Basic and Diluted) on revenues of $7,346,000 for the three month period ended September 30, 2010 as compared to net income of $833,000 (or $0.43 per share Basic, $0.40 per share Diluted) on revenues of $8,224,000 for the comparable three month period ended September 30, 2009.  The Company primarily attributes the decrease in revenues and net income to decreased shipments and product mix.  Also reported was that the Net Cash generated from operating activities for the nine month period ended September 30, 2010 was $1,885,000 as compared to $260,000 for the comparable period ended September 30, 2009.

As the Company previously reported, certain major manufacturers of commercial aircraft have publicly announced that they have initiated plans to ramp-up production to support forecasted increases in aircraft deliveries in late 2010, 2011 and 2012.  Aircraft component suppliers are being advised to increase their manufacturing capabilities to support this forecasted accelerated aircraft production.  There is a growing consensus that the world-wide recession is in a recovery mode which has the potential to be self-sustainable – but no guarantee.  Also, the Aerospace Industry Association expresses cautious optimism and confidence in the future of the domestic Aerospace Industry and notes the strong favorable domestic/foreign trade Aerospace Industry comparison.

Government procurements are expected to continue to be volatile and result in significant period to period delivery requirements.  The Company’s marketing efforts continue to be enhanced by ongoing product developments at both the Advanced Technology Group (ATG) and the Consumer Products Group (CPG).  The Company recently expanded its capabilities in its continuing efforts to add product lines and resources to the Company’s inventory of skills and product offerings.  The Company’s many ATG aerospace products that are in a wide range of domestic and foreign programs and the CPG’s product developments and expanded capabilities are expected to benefit from a recovering global economy.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.).  The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, pocket knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE Amex